Exhibit 10.1
EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT (“Agreement”), effective as of the 1st day of January, 2008 (the “Commencement Date”) is entered into by and between ASTA FUNDING, INC., a Delaware corporation, with offices at 210 Sylvan Ave., Englewood Cliffs, New Jersey 07632 (the “Company”) and ARTHUR STERN ( the “Employee”).
W I T N E S S E T H:
     WHEREAS, the parties desire to enter this Agreement to set forth the terms of the Employee’s continuing employment by the Company.
     NOW, THEREFORE, in consideration of the mutual premises and covenants set forth herein and for other good and value consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the Company and the Employee mutually agree as follows:
1. Employment; Position and Duties.
     (a) Employment. The Company agrees to employ the Employee (or to employ the Employee indirectly by causing a third-party leasing company to employ the Employee for the benefit of the Company and its subsidiaries and affiliates), and the Employee agrees to accept employment with the Company, on the terms and conditions set forth in this Agreement.
     (b) Position, Duties and Authority. During the Employment Period (as defined below), the Employee shall serve as the Executive Vice President of the Company and in such other position or capacity for the Company or its affiliates as the Company may request, and shall continue to act as an executive officer of the Company, with a focus on the following non-exclusive list of activities: advise and assist the Chief Executive Officer with respect to the purchase of portfolios and the pricing of such purchases, maintaining relationships with sources of portfolios, the analysis of new sources and new asset classes of portfolios for purchase by the Company, the negotiation of material contracts, the negotiation and monitoring of performance by the Company’s collectors and attorneys, the negotiation of agreements with the Company’s bank and other financing sources, staffing matters and the general strategic direction of the Company. In addition, in recognition of the Employee’s many years of experience in the industry, the Company has requested, and the Employee has agreed, that he shall be available to the Chief Executive Officer and all other senior management for consultation and guidance on all other matters relating to the operation of the Company’s business. All of the Employee’s activities shall be subject at all times to the control and direction of the Chief Executive Officer and the Board of Directors of the Company (the “Board”). Employee shall also continue to serve without additional compensation as Chairman of the Board of Directors of the Company.
     (c) Service. During the Employment Period, the Employee shall serve the Company and its subsidiaries faithfully and to the best of his abilities and devote his entire business time,

attention and energy exclusively to the business and affairs of the Company (including its affiliates) and the promotion of its interests. The Employee shall perform his duties in a diligent manner; shall not engage in activities which are or could be detrimental to the existing or future business or reputation of the Company or its affiliates; and shall observe and comply with all laws, customs, and standards of business ethics and honest business practices. During the Employment Period, the Employee shall not engage in any other business activity which, in the reasonable judgment of the Board, conflicts with the duties of the Employee hereunder or the interests of the Company (or its affiliates), whether or not such activity is pursued for gain, profit or other pecuniary advantage; provided, however, that it is understood that this Section 1(c) shall not preclude (a) the Employee from serving as an officer of Asta Group, Inc. or (b) Employee from making passive investments (constituting ownership of less than two (2%) percent of any class of equity interest) in a publicly held business, firm or entity. The Employee’s principal base of operation for the performance of the Employee’s duties under this Agreement shall be in Englewood Cliffs, New Jersey; provided, however, that the Employee shall perform such duties and responsibilities at such other places as shall from time to time be reasonably necessary to fulfill the Employee’s obligations under this Agreement in the discretion of the Company.
     (d) Professional Standards. Recognizing and acknowledging that it is essential for the protection and enhancement of the name, reputation and business of the Company and its subsidiaries and the good will pertaining thereto, the Employee shall perform his duties under this Agreement professionally and in accordance with applicable law and the standards established by the Company from time to time; and the Employee shall not act, and shall refrain from acting, in any manner that could harm or tarnish the name, reputation, business or income of the Company and its subsidiaries or the good will pertaining thereto.
2. Compensation and Benefits. For all services rendered by the Employee in any capacity during the Employment Period, including, without limitation, services as an officer, director or member of any committee of the Company, its subsidiaries or any division thereof, the Employee shall be compensated as follows (subject, in each case, to the provisions of Section 11 below):
     (a) Base Salary. During the Employment Period, the Company shall pay the Employee a base salary (the “Base Salary”) at the rate of $355,000 on an annualized basis. The Employee’s Base Salary shall be payable in accordance with the Company’s customary payroll practices in place from time to time. The Employee’s annual rate of Base Salary may be increased as determined by the Board in its sole discretion.
     (b) Bonuses. During 2008, the Company will develop an annual performance-based bonus program. The Employee shall be eligible to receive bonuses with respect to the Employment Period, the amount of which, if any, shall be determined by the Board pursuant to the terms of such program. The Employee shall not be entitled to receive any bonus unless he remains employed by the Company both at the time the bonus, if any, is determined, and at the time such bonus, if any, is payable; provided however, that if the Employee’s employment is terminated at the end of the term due to the expiration of the Employment Period, he shall nonetheless be entitled to receive any bonus earned during the last year of the Employment Period. Any such bonus payable following expiration of the Employment Period shall be paid by no late than March 15 of the year following the year in which the Employment Period expires. If there is a restatement of the financial statements of the Company due to malfeasance or negligence of the Employee, and if the Employee would have received a reduced bonus amount under the bonus program pursuant to the restated financial statements as compared to the bonus he actually received as a result of the incorrect financial statements, the Employee shall be obligated to return to the Company the excess bonus amount.
     (c) Stock Awards. During the Employment Period, the Employee shall be eligible to receive from time to time stock option grants or restricted stock grants in amounts, if any, as determined by the Compensation Committee of the Board in its sole discretion. Such stock options or restricted stock grants shall be subject to the terms and conditions established in the Company’s equity compensation plans in effect from time to time (the “Option Plan”) and a separate stock option or restricted stock grant agreement between the Company and the Employee that sets forth, among other things, the vesting schedule and other terms of such grants.
     (d) Benefits. During the Employment Period, the Employee shall be entitled to participate in all of the Company’s employee benefit plans and programs (excluding severance plans, if any) as the Company generally maintains from time to time during the Employment Period for the benefit of its similarly-situated employees, in each case subject to the eligibility requirements and other terms and provisions of such plans or programs. The Company may amend, modify or rescind any employee benefit plan or program and change employee contribution amounts to benefits costs without notice in its discretion.
     (e) Vacation. During the Employment Period, the Employee shall continue to work from the Company’s offices for four days per week on average, and shall be available to consult with the Company’s officers on the fifth day each week. He shall be entitled to the same paid vacation and paid sick leave benefits as available to the other executive officers of the Company.
     (f) Expenses. During the Employment Period, the Employee shall be reimbursed by the Company for all reasonable expenses incurred by him in connection with the performance of his duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time, and upon receipt of appropriate documentation.
3. Non-Competition.
     (a) The Employee acknowledges and understands that, in view of the position that the Employee will hold as an employee of the Company, the Employee’s relationship with the Company will afford the Employee extensive access to Confidential Information (as defined below) of the Company and its affiliates. Employee therefore agrees that during the course of Employee’s employment with the Company and for a period of 18 months after termination of the Employee’s employment with the Company (for any reason or no reason) (collectively, “Restricted Period”), the Employee shall not: anywhere within the United States of America or any other country in which the Company or its affiliates then conducts or proposes to conduct business, either directly or indirectly, as an owner, stockholder, member, partner, joint venturer, investor, officer, director, consultant, independent contractor, agent or employee, engage in any business or other commercial activity which is engaged in or is seeking to engage in a

“competitive business.” As used in this Agreement, the term “competitive business” shall mean any individual or enterprise engaged in the business of acquiring, managing, collecting and/or servicing receivables or any other business competitive with the type of business conducted by the Company or its affiliates on the date of termination of the Employee’s employment with the Company.
     (b) The Employee further agrees that, during the Restricted Period, the Employee shall not, directly or indirectly, either on the Employee’s own behalf or on behalf of any other individual or commercial enterprise: (i) contact, communicate, solicit or transact any business with or assist any third party in contacting, communicating, soliciting or transacting any business with (A) any of the customers or vendors of the Company or its affiliates (including but not limited to suppliers of consumer receivables), (B) any prospective customers of the Company or its affiliates being solicited at the time of the termination of the Employee’s employment, or (C) any individual or entity who or which was within the most recent twelve (12) month period a customer or vendor of the Company or its affiliates, for the purpose of inducing such customer, potential customer or vendor to be connected to or benefit from any competitive business or to terminate its or their business relationship with the Company or its affiliates; (ii) solicit, induce or assist any third party in soliciting or inducing any individual or entity who or which is then (or was at any time within the preceding 12 months) an employee, consultant, independent contractor or agent of the Company or its affiliates to leave the employment of the Company or its affiliates or cease performing services for the Company or its affiliates; (iii) hire or engage or assist any third party in hiring or engaging, any individual or entity that is or was (at any time within the preceding 12 months) an employee, consultant, independent contractor or agent of the Company or its affiliates, or (iv) solicit, induce or assist any third party in soliciting or inducing any other person or entity (including, without limitation, any third-party service provider or distributor) to terminate its relationship with the Company or its affiliates or otherwise interfere with such relationship.
4. Non-Disparagement. The Employee will not at any time (during or after Employee’s employment with the Company disparage the reputation of the Company, its affiliates and its or their respective customers or vendors and its or their respective officers, directors, agents or employees. The Company will not at any time (during or after Employee’s employment with the Company) disparage the reputation of the Employee.
5. Confidential Information. While working or performing services for the Company or otherwise, the Employee may develop or acquire knowledge of (or may previously have developed or acquired knowledge of) Confidential Information relating to the Company, its business, potential business or that of its affiliates and its or their respective customers and vendors. “Confidential Information” includes all trade secrets, know-how, show-how, theories, technical, operating, financial, and other business information, whether or not reduced to writing or other medium and whether or not marked or labeled confidential, proprietary or the like, specifically including, but not limited to, information regarding source codes, software programs, computer systems, algorithms, formulae, apparatus, concepts, creations, costs, plans, enhancements, research, specifications, works of authorship, techniques, documentation, models and systems, sales and pricing techniques, designs, inventions, discoveries, products, improvements, modifications, methodology, processes, concepts, records, files, memoranda, reports, plans, proposals, price lists, customer, vendor, collaborator/partner or distributor information, product development and project procedures. Confidential Information does not include general skills, experience or information that is generally available to the public, other than information which has become generally available as a result of Employee’s direct or indirect act or omission. With respect to Confidential Information of the Company, its affiliates and its and their respective customers and vendors:
     (a) The Employee will use Confidential Information only in the performance of Employee’s duties for the Company. The Employee will not use Confidential Information at any time (during or after the Employee’s employment with the Company) for Employee’s personal benefit, for the benefit of any other individual or entity, or in any manner adverse to the interests of the Company, its affiliates and its or their respective customers and vendors;
     (b) The Employee will not disclose Confidential Information at any time (during or after Employee’s employment with the Company) except to authorized Company personnel, unless the Company consents in advance in writing or unless the Confidential Information indisputably becomes of public knowledge or enters the public domain (other than through an unauthorized disclosure by the Employee or through a disclosure not by the Employee which the Employee knew or should have known was an unauthorized disclosure);
     (c) The Employee will safeguard the Confidential Information by all reasonable steps and abide by all policies and procedures of the Company in effect from time to time regarding storage, copying, destroying, publication, posting and handling of such Confidential Information, in whatever medium or format that Confidential Information takes;
     (d) The Employee will execute and abide by all confidentiality agreements which the Company reasonably requests the Employee to sign or abide by, whether those agreements are for the benefit of the Company, an affiliate or an actual or potential customer thereof; and
     (e) The Employee will return all materials, substances, models, software, prototypes and the like containing and/or relating to Confidential Information, together with all other property of the Company and its affiliates (all of which shall remain the exclusive property of the Company) and its and their respective customers and vendors, to the Company when the Employee’s employment relationship with the Company terminates, or otherwise on demand. The Employee shall not retain any copies or reproductions of correspondence, memoranda, reports, notebooks, drawings, photographs, databases, diskettes, or other documents or electronically stored information of any kind relating in any way to the business, potential business or affairs of the Company, its affiliates and its and their respective customers and vendors.
6. Reasonable Restrictions/Damages Inadequate Remedy. The Employee acknowledges that the restrictions contained in Sections 3-5 (inclusive) are reasonable and necessary to protect the legitimate business interests of the Company and its affiliates and that any breach by the Employee of any provision contained therein will result in immediate irreparable injury to the Company or its affiliates for which a remedy at law would be inadequate. The Employee further acknowledges that the restrictions contained in Sections 3-5 (inclusive) will not prevent

Employee from earning a livelihood during the Restricted Period. Accordingly, the Employee acknowledges that, in the event of any breach or threatened breach by the Employee of the provisions of Sections 3-5 (inclusive), the Company and/or its subsidiaries shall be entitled to temporary, preliminary and permanent injunctive or other equitable relief against the Employee (without being obligated to post a bond or other collateral) and to an equitable accounting of all earnings, profits and other benefits arising, directly or indirectly, from such violation, which rights shall be cumulative and in addition to (rather than instead of) any other rights or remedies available at law or in equity. In addition (and not instead of those rights), the Employee further covenants that he shall be responsible for payment of the fees and costs of the Company’s (and its affiliates’) attorneys and experts, as well as the Company’s (and its affiliates’) court or other forum costs, pertaining to any suit, arbitration, mediation, action or other proceeding (including the costs of any investigation related thereto) arising direct or indirectly out of the Employee’s violation or threatened violation of any of the provisions of Section 3-5 (inclusive).
7. Separate Covenants. In the event that any court of competent jurisdiction shall determine that any one or more of the provisions contained in Sections 3-5 (inclusive) shall be unenforceable in any respect, then such provision shall be deemed limited and restricted to the extent that the court shall deem the provision to be enforceable. It is the intention of the parties to this Agreement that the covenants and restrictions in Sections 3-5 (inclusive) be given the broadest interpretation permitted by law. The invalidity or unenforceability of any provision of Sections 3-5 (inclusive) shall not affect the validity or enforceability of any other provision hereof.
8. [Intentionally Omitted.]
9. Employment Period. The period of Employee’s employment by the Company under this Agreement shall commence on the effective date of this Agreement (the “Commencement Date”) and, subject to earlier termination pursuant to Section 10 below, shall continue until December 31, 2008 (the “Employment Period”).
10. Events of Termination. This Agreement and the Employee’s employment hereunder shall terminate upon the occurrence of any on or more of the following events:
     (a) Death. In the event of the Employee’s death, this Agreement and the Employee’s employment hereunder shall automatically terminate on the date of death.
     (b) Resignation by the Employee. The Employee may terminate this Agreement and his employment hereunder for any reason or no reason by giving ninety (90) days prior written notice of resignation to the Company; provided, however, that the Company reserves the right to accept the Employee’s notice of resignation and to accelerate such notice and make the Employee’s resignation effective immediately, or on any other date prior to the Employee’s intended last day of work as the Company deems appropriate.
     (c) Disability. To the extent permitted by law, in the event of the Employee’s Disability (as defined below), the Company may terminate this Agreement and the Employee’s employment hereunder upon written notice to the Employee. The Employee’s employment shall terminate on the date on which such notice is given.
     (d) Termination by the Company for Cause. The Company may, at its option, terminate this Agreement and the Employee’s employment hereunder for Cause (as defined below) by giving notice of termination to the Employee. The Employee’s employment shall terminate on the date on which such notice shall be given.
     (e) Without Cause by the Company. The Company may, at its option, at any time terminate this Agreement and the Employee’s employment hereunder Without Cause (as defined below) by giving ninety (90) days prior written notice (or payment of ninety (90) days Base Salary in lieu of notice) to the Employee of the Employee’s intention to terminate this Agreement and his employment hereunder.
     (f) Expiration of the Employment Period. This Agreement and the Employee’s employment hereunder shall automatically terminate upon the expiration of the Employment Period; provided however, that each party shall give the other ninety (90) days written notice prior to the end of the Expiration Period if it does not intend to seek in good faith an extension or renewal of this Agreement; .
11. Definitions Relating to Termination
     (a) Disability. The term “Disability” shall mean any physical or mental disability of the Employee that prevents the Employee from performing his duties under this Agreement for a period of at least 120 consecutive days in any 12-month period or 150 non-consecutive days in any 12-month period.
     (b) Cause. The term “Cause” shall mean any one of the following:
          (i) The Employee’s failure or refusal to perform his duties and responsibilities as set forth in Section 1 hereof; provided, however, in the event that such lack of performance is subject to cure, the lack of performance shall not constitute “Cause” unless it is not cured by the Employee within 10 days after written notice thereof;
          (ii) The Employee’s conviction of a felony or of any crime involving moral turpitude;
          (iii) The commission by the Employee of a fraudulent, illegal or dishonest act, or act in violation of the rules and regulations of the Securities and Exchange Commission, in connection with the performance of his duties to the Company or its affiliates;
          (iv) The commission by the Employee of any willful misconduct or gross negligence which reasonably could be expected to have the effect of injuring the reputation, financial condition, business or business relationships (monetarily or otherwise) of the Company (and its affiliates, individually or taken as a whole) and/or the Employee;

          (v) Violation by the Employee of the Company’s policies and procedures in place from time to time; provided, however, in the event that such violation is subject to cure, the violation shall not constitute “Cause” unless it is not cured by the Employee within 10 days after written notice thereof; or
          (vi) Any other material breach of any of the provisions of this Agreement (including without limitation, a breach of the Employee’s obligations under Sections 3, 4 or 5).
     (c) Without Cause. The term “Without Cause” shall mean a termination by the Company of this Agreement and Employee’s employment hereunder for any reason other than death, Disability or for Cause.
12. Effect of Termination. Upon the termination of this Agreement and the Employee’s employment hereunder pursuant to Section 10 or otherwise, but except as provided in Section 13, the Company’s sole obligation to Employee under this Agreement or otherwise shall be to pay to the Employee any Base Salary earned by Employee, but not yet paid to Employee, prior to the date of such termination. Notwithstanding the foregoing, in the event that this Agreement and Employee’s employment hereunder is terminated by the Company during the Employment Period by reason of Disability pursuant to Section 10(c) or Without Cause pursuant to Section 10(e) above and subject to Employee’s execution and delivery of a general release agreement (in a form satisfactory to the Company) in favor of the Company and its subsidiaries and its and their respective officers, directors, employees and agents (which general release agreement shall release the released parties from all liability and include such other terms as are reasonably necessary to protect the interests of the released parties), the Company shall continue (i) to pay to Employee the Base Salary and (ii) continue to provide Employee with health, medical and other insurance coverage to the extent available under the terms of the Company’s benefit plans (or make the COBRA payments if health insurance benefits are not available under a plan to which COBRA is applicable, but coverage by making COBRA payments is available), for the following period (a) the balance of term of this Agreement if termination is for Disability or (b) 12 months following the effective date of termination if termination is Without Cause; provided however, that if the Employee receives any disability insurance payments from policies provided by the Company, the Company’s obligations hereunder shall be reduced by the amount of such payments computed on an after tax basis. Employee acknowledges and agrees that irrespective of the basis for the termination of the Employee’s Employment with the Company, except as provided above, the Employee shall cease to participate in all of the Company’s benefit plans and programs on the last day of his employment by the Company; provided, however that nothing in this Agreement shall preclude the Employee from exercise his rights if any, (i) under COBRA, or (ii) with respect to stock option grants in accordance with the terms of the applicable grant agreements and the Option Plan.
     Notwithstanding the foregoing, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”) concerning payments to “specified employees”, the continued payments of Base Salary following the termination of Employee’s employment pursuant to the preceding paragraph shall commence on the first business day of the seventh month following the Employee’s date of termination and the first such payment shall include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction, together with interest on such cumulative amount during the period of such restriction at a rate, per annum, equal to the applicable federal short-term rate (compounded monthly) in effect under Section 1274(d) of the Code on the date of termination. For purposes of Sections 12 and 13 hereof, the Employee shall be a “specified employee” for the 12-month period beginning on the first day of the fourth month following each “Identification Date” if he is a “key employee” (as defined in Section 416(i) of the Code without regard to Section 416(i)(5) thereof) of the Company at any time during the 12-month period ending on the “Identification Date.” For purposes of the foregoing, the Identification Date shall be December 31. Notwithstanding anything contained herein to the contrary, the Employee shall not be considered to have terminated employment with the Company for purposes of Sections 12 and 13 hereof unless he would be considered to have incurred a “termination of employment” from the Company within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii).
13. Change of Control. Notwithstanding the foregoing, it the Employee’s employment with the Company is terminated for any reason by either party within 180 days following a Change of Control, the Company shall, within twenty (20) days of Employee’s Date of Termination, pay Employee (or his estate in the event of his death) (A) a lump sum amount in cash equal to two (2) times the sum of (i) the per annum Base Salary in effect on the Date of Termination, and (ii) the highest annual cash bonus compensation earned by Employee during his employment with the Company, and (B) any unpaid reimbursable expenses outstanding, and any unused accrued vacation, as of the Date of Termination; provided, however, that if necessary to comply with the restriction in Section 409A9a)(2)(B) of the Code concerning payments to “specified employees”, the amount set forth in clause (A) above shall be paid on the first business day of the seventh month following the Employee’s date of termination (or death, if earlier), together with interest on such cumulative amount during the period of such restriction at the rate set forth in Section 12 hereof. In addition, the Company shall continue to provide Employee with the benefits and perquisites set forth under Section 2(d) for two years from the Date of Termination, as though the Employee had not terminated employment.
For purposes of this Agreement, the term “Change in Control” shall have the same meaning assigned such term under the terms of the Stock Option Plan of the Company as in effect on the Commencement Date or as amended or modified from time to time and any related terms set forth in such plan used in defining Change in Control are hereby incorporated by reference. If Employee’s employment is terminated by the Company without Cause prior to the date of a Change in Control, but Employee reasonably demonstrates that the termination (A) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control or (B) otherwise arose in connection with, or in anticipation of, a Change in Control which has been threatened or proposed, such termination shall be deemed to have occurred after a Change in Control for purposes of this Agreement provided a Change in Control shall actually have occurred.
Notwithstanding anything contained herein to the contrary, the aggregate amount payable to the Employee (or his estate in the event of his death) pursuant to this Section 13 shall be limited, if necessary, to an amount that is no more than the maximum amount which can be paid to Employee (or his estate) without causing any portion of such payment to be nondeductible by the Company solely because of Section 280G of the Internal Revenue Code of 1986, as amended.
14. Governing Law and Dispute Resolution. Any and all actions or controversies arising out of this Agreement or the Employee’s employment, including, without limitation, tort claims, shall be construed and enforced in accordance with the internal laws of the State of New Jersey, without regard to the choice of law principles thereof. Except with respect to the Company’s and the Employee’s right to seek injunctive or other equitable relief (including, without limitation, pursuant to Section 6), any dispute, controversy or claim based on, arising out of or relating to the interpretation and performance of this Agreement, Employee’s employment or any termination hereof or thereof or any matter relating to the foregoing shall be solely submitted to and finally settled by arbitration by a single arbitrator in accordance with the then-current rules of the American Arbitration Association (“AAA”), including without limitation any claims for discrimination under any applicable federal, state or local law or regulation. Any such arbitration shall be conducted in the New Jersey office of the AAA located closest to Englewood Cliffs, New Jersey. The single arbitrator shall be appointed from the AAA’s list of arbitrators by the mutual consent of the parties or, in the absence of such consent, by application of any party to the AAA. A decision of the arbitrator shall be final end binding upon the parties. The parties agree that this Section 14 shall be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than (i) post-arbitration actions seeking to enforce an arbitration award and (ii) actions seeking appropriate equitable or injunctive relief, including, without limitation, pursuant to Section 6 hereof. The Company shall pay the pay the fees of the arbitrator and each party shall be responsible for its own legal fees, costs of its experts and expenses of its witnesses. The arbitrator’s remedial authority shall equal the remedial power that a court with competent jurisdiction over the parties and their dispute would have. Any award rendered shall be final, binding and conclusive (without the right to an appeal, unless such appeal is based on fraud by the other party in connection with the arbitration process) upon the parties and any judgment on such award may be enforced in any court having jurisdiction, unless otherwise provided by law. The Company and the Employee acknowledge that it is the intention of the parties that this Section 14 shall apply to all disputes, controversies and claims, including, without limitation, any rights or claims the Employee may have under the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the New Jersey Law Against Discrimination, the New Jersey Civil Rights Act, the Conscientious Employee Protection Act and all other federal, state or local laws, rules or regulations relating to employment discrimination or otherwise pertaining to this Agreement, Employee’s employment or termination thereof. The Company and the Employee knowingly and voluntarily agree to this arbitration provision and acknowledge that arbitration shall be instead of any civil litigation, meaning that Employee and the Company are each waiving any rights to a jury trial.
15. Representations and Warranties by the Employee. The Employee represents and warrants to the Company that (a) the Employee has the legal capacity to execute and perform this Agreement, (b) this Agreement is a valid and binding agreement enforceable against the Employee according to its terms, and (c) the Employee does not have any non-disclosure, non-solicitation, non-compete or other similar obligations to any other individual or entity (including, without limitation, any previous employer) that would conflict with, prohibit or inhibit the performance of the Employee’s duties under this Agreement. The Employee further acknowledges that, while this Employment Agreement is intended to comply with the requirements of Section 409A of the Code and Treasury Regulations promulgated thereunder, any tax liability incurred by the Employee under Section 409A of the Code is solely the responsibility of the Employee.
16. Modification. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter, and may be modified only by a written instrument duly executed by the Employee and the President of the Company.
17. Notices. Any notices, demands or other communications required or permitted to be given hereunder by any party to the other shall be in writing and shall be deemed to have been duly given (i) on the date delivered if personally delivered, (ii) on the date sent by telecopier with automatic confirmation by the transmitting machine showing the proper number of pages were transmitted without error, or (iii) on the date targeted for delivery if delivered by a nationally recognized overnight courier or similar courier service, (iv) or three (3) days after the date sent by registered or certified mail, postage prepaid, in each case addressed to the Company or the Employee as follows:
(a)	if to the Company, addressed to it at:

210 Sylvan Avenue Englewood Cliffs, New Jersey 07632 Attention: President Fax No. 201.569.4595

with copies to:

Lowenstein Sandler PC 65 Livingston Avenue Roseland, New Jersey 07068 Attn: Daniel J. Barkin, Esq. Fax No. 973.597.2307

(b)	If to the Employee, addressed to him at:

210 Sylvan Avenue Englewood Cliffs, New Jersey 07632 Attention: Executive Vice President Fax No. 201.569.4595
or to such other persons or addressed as may be designated in writing by the party to receive such notice.
18. Waiver. Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing and signed by the Employee or the President of the Company, as applicable.
19. Assignment. The Employee’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise. The Company may assign its rights and obligations hereunder to any of its subsidiaries or affiliates. The Company will provide notice of such assignment to the Employee.
20. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure of the benefit of the Employee and his heirs and personal representatives, and shall be binding upon and inure to the benefit of the Company and its successors and assigns (including, without limitation, the purchaser of all or substantially all of its assets).
21. Headings. The headings in this Agreement are solely for the convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.
22. Cooperation. Employee agrees to cooperate both during and after Employee’s employment with the Company, at the Company’s sole cost and expense, with any investigation by the Company involving the Company or any employee or agent of the Company.
23. Severability. The provisions of this Agreement are severable and should any provision hereof be void, voidable or unenforceable under any applicable law, such void, voidable or unenforceable provision shall not affect or invalidate any other provision of this Agreement, which shall continue to govern the relative rights and duties of the parties as though the void, voidable or unenforceable provision were not a part hereof.
24. Survival. The provisions of Sections 3-7 (inclusive) and 12-25 (inclusive) shall survive the expiration or earlier termination of this Agreement.
25. Acknowledgment. The Employee specifically acknowledges that: the Employee has read and understands all of the terms of this Agreement; in executing this Agreement, the Employee does not rely on any inducements, agreements, promises or representations of the Company or any agent of the Company, other than the terms and conditions specifically set forth in this Agreement; the Employee has had an opportunity to consult with independent counsel with respect to the terms of this Agreement; that Lowenstein Sandler PC is representing the Company in connection with this Agreement and not the Employee; and that the Employee has made such investigation of the facts pertaining to this Agreement and of all the matters pertaining hereto as he deems necessary.

     IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement on January 28, 2008 effective as of the Commencement Date.

COMPANY:

ASTA FUNDING, INC.

By:	/s/ Gary Stern Gary Stern, President & CEO

EMPLOYEE:

/s/ Arthur Stern

Arthur Stern